EXHIBIT 99.1

                                PRESS RELEASE OF REGISTRANT DATED APRIL 25, 2002
================================================================================
                        LIGHTPATH TECHNOLOGIES ANNOUNCES
                 THIRD QUARTER OF FISCAL 2002 FINANCIAL RESULTS
================================================================================

                              FOR IMMEDIATE RELEASE

(APRIL 25, 2002) Albuquerque, NM. LightPath Technologies, Inc. (Nasdaq: LPTH), manufacturer and integrator of families of high performance fiber-optic collimator, isolator and precision molded aspheric optics, today announced financial results for the third quarter and the first nine months of the fiscal year ended June 30, 2002.

For the quarter ended March 31, 2002, the Company reported total revenues of $3.6 million compared to total revenues of $10.3 million for the third quarter of the previous fiscal year, a decrease of approximately 65%. Net loss and net loss applicable to common shareholders for the quarter was $5.0 million, or $(0.26) per applicable common share, which includes approximately $1.7 million in non-cash charges for the amortization of acquisition intangible assets and goodwill and stock-based compensation expense. Excluding the non-cash charges, which contributed $(0.09) to the net loss per share, the net loss per applicable common share would have been $(0.17) for the third quarter of fiscal 2002. For the third quarter of fiscal 2001, the Company reported a net loss and net loss applicable to common shareholders of $9.2 million, which included $6.5 million in non-cash charges and $1.6 million of expenses related to litigation settlement, resulting in a net loss of $(0.48) per applicable common share. Excluding the non-cash and litigation charges, which contributed $(0.34) and $(0.08) per share respectively, the net loss per applicable common share would have been $(0.06) for the third quarter of fiscal 2001.

For the nine-month period ended March 31, 2002, the Company reported total revenues of $9.5 million, compared with $21.1 million for the comparable period in the previous fiscal year a decrease of approximately $11.6 million or 55%. Net loss for the first nine months of fiscal 2002 was $33 million, which included approximately $18.5 million in non-cash charges for the impairment of intangible assets and manufacturing equipment, the amortization of acquisition intangible assets and goodwill and stock-based compensation expense. In addition, the Company recorded charges of approximately $1.6 million related to the proposed settlement of pending litigation and $1.2 million for the write-off of inventory. Net loss applicable to common shareholders for the first nine months of fiscal 2002 was $33.1 million or $(1.69) per applicable common share, compared to a net loss applicable to common shareholders of $35 million or $(1.85) per applicable common share for the first nine months of fiscal 2001 which included approximately $27.3 million in non-cash charges and $1.6 million related to litigation settlement. The non-cash charges and other charges for legal costs and inventory write-off, discussed above, contributed $(0.95), $(0.08) and $(0.06) respectively, to the net loss per share for the first nine

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months of fiscal 2002 and  $(1.44),  $(0.08) and none  respectively,  to the net loss per share for the first nine months of fiscal 2001. Excluding these items, the net loss per applicable common share would have been $(0.60) for the first nine months of fiscal 2002, as compared $(0.33) for the first nine months of fiscal 2001.

Robert Ripp, President and CEO, commented, "LightPath exceeded its projected revenue in the current quarter and reported 51% sequential growth from the second quarter of fiscal 2002. We attribute the growth to our design wins over the past quarters which increased our customer base and broadened our product lines. Our cash flow requirements for the third quarter were $3.1 million before consideration of approximately $800,000 for prepaid insurance, which is below our first and second quarter cash requirements of $4.3 million and $4.2 million, respectively. A number of significant positive internal trends continued at LightPath this quarter. Our overall expenditures continued to decline, as the third quarter recurring operational costs (excluding non-cash and other charges) were approximately $600,000 less than the second quarter and $1 million less than the first quarter. We believe our cash flow deficits from operations will decline further to approximately $2.1 million in the fourth quarter."

Mr. Ripp continued, "We believe we are well positioned to grow in a flat to modestly down industry trend and expect our revenue for the fourth quarter to increase sequentially by at least 15% to $4.2 million. We continue to manage our operational costs and our cash flow, and with the changes we have implemented to date we believe with continued modest sales growth we will achieve our goal to reduce our quarterly operating expenditures to a cash flow near breakeven for the December 2002 quarter."


LIGHTPATH MANUFACTURES PROPRIETARY COLLIMATOR ASSEMBLIES, GRADIUM(R) GLASS PRODUCTS AND OTHER OPTICAL TELECOMMUNICATIONS PRODUCTS AT ITS HEADQUARTERS IN ALBUQUERQUE. THE COMPANY'S SUBSIDIARIES MANUFACTURE ISOLATOR PRODUCTS UTILIZING PROPRIETARY AUTOMATION TECHNOLOGY IN WALNUT, CALIFORNIA, AND PRECISION MOLDED ASPHERIC OPTICS USED IN THE ACTIVE TELECOM COMPONENTS MARKET IN ORLANDO, FLORIDA. THE COMPANY HAS 49 U.S. PATENTS, PLUS 5 MORE PENDING, ASSOCIATED WITH ITS OPTICAL TECHNOLOGIES. IN ADDITION, VARIOUS FOREIGN COUNTRIES HAVE ISSUED A TOTAL OF 29 PATENTS WITH 15 PATENTS PENDING. LIGHTPATH COMMON STOCK TRADES ON THE NASDAQ NATIONAL MARKET UNDER THE STOCK SYMBOL LPTH.

Contacts:   Donna Bogue, CFO of LightPath
            LightPath Technologies, Inc. (505) 342-1100
            Internet:  www.lightpath.com

THIS NEWS RELEASE INCLUDES STATEMENTS THAT MAY CONSTITUTE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THIS INFORMATION MAY INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, FACTORS DETAILED BY LIGHTPATH TECHNOLOGIES, INC. IN ITS PUBLIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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                          LIGHTPATH TECHNOLOGIES, INC.
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                                   (UNAUDITED)

                                                       THREE MONTHS ENDED                 NINE MONTHS ENDED
                                                            MARCH 31                           MARCH 31
                                                  -----------------------------     -----------------------------
                                                      2002             2001             2002             2001
                                                  ------------     ------------     ------------     ------------
Revenues                                          $  3,617,584     $ 10,269,074     $  9,472,501     $ 21,094,619
Cost of sales                                        3,290,344        5,612,922       10,208,765       12,049,183
Selling, general and administrative                  2,181,078        6,189,276        8,906,744       13,873,104
Research and development                             1,474,452        1,613,424        5,696,325        4,744,667
Stock-based compensation                                76,250        2,858,130        4,782,275        8,340,903
Impairment of long lived and intangible assets              --               --        6,955,229               --
Acquired in process research and development                --               --               --        9,100,000
Amortization of goodwill and intangibles             1,639,626        3,676,040        6,740,445        9,890,382
                                                  ------------     ------------     ------------     ------------
Operating loss                                      (5,044,166)      (9,680,718)     (33,817,282)     (36,903,620)
Other income, net                                        8,719          526,803          808,158        1,966,011
                                                  ------------     ------------     ------------     ------------
Net loss                                          $ (5,035,447)    $ (9,153,915)    $(33,009,124)    $(34,937,609)
Net loss applicable to common shareholders        $ (5,049,337)    $ (9,175,835)    $(33,071,030)    $(35,004,993)
                                                  ============     ============     ============     ============

Basic and diluted net loss per share              $      (0.26)    $      (0.48)    $      (1.69)    $      (1.85)
                                                  ============     ============     ============     ============
Number of shares used
in per share calculation                            19,798,241       19,332,856       19,518,545       18,965,115
                                                  ============     ============     ============     ============

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                          LIGHTPATH TECHNOLOGIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                       MARCH 31        JUNE 30
                                                         2002           2001
                                                      -----------    -----------
Cash and cash equivalents                             $16,832,278    $29,273,034
Trade account receivable, net                           2,688,184      2,579,483
Inventories                                             4,380,440      5,414,587
Other current assets                                    1,523,455      1,058,187
                                                      -----------    -----------
  Total current assets                                 25,424,357     38,325,291
Property and equipment, net                            10,618,639     12,046,891
Goodwill and intangibles, net                           9,276,245     25,683,341
Investment in LightChip, Inc. and other assets          8,428,999      8,234,885
                                                      -----------    -----------
    Total assets                                      $53,748,240    $84,290,408
                                                      ===========    ===========

Accounts payable                                      $ 1,521,341    $ 1,276,204
Other current liabilities                               2,137,785      1,673,990
                                                      -----------    -----------
    Total current liabilities                          3,659,126      2,950,194
Deferred income taxes                                          --      3,316,304
Redeemable convertible preferred stock                         --      1,417,070
Stockholders' equity                                   50,089,114     76,606,840
                                                      -----------    -----------
    Total liabilities and stockholders' equity        $53,748,240    $84,290,408
                                                      ===========    ===========

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                          LIGHTPATH TECHNOLOGIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                                   (UNAUDITED)

                                                        NINE MONTHS ENDED
                                                  -----------------------------
                                                    MARCH 31         MARCH 31
                                                      2002             2001
                                                  ------------     ------------


Cash and cash equivalents at end of period        $ 16,832,278     $ 34,079,348
                                                  ============     ============

Net loss adjusted for noncash charges              (12,284,785)      (5,749,432)
Net cash used for working capital                    1,368,435       (5,759,148)
                                                  ------------     ------------
Net cash used for operations                      $(10,916,350)    $(11,508,580)
Net cash used in investing activities               (1,671,131)     (13,180,693)
Net cash provided by financing activities              146,725           40,491
                                                  ------------     ------------
Total cash decrease during the period             $(12,440,756)    $(24,648,782)
                                                  ------------     ------------

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